EXHIBIT 2.1

ASSET PURCHASE and LICENSING AGREEMENT

August 24, 2015

StrikeForce Technologies, Inc

Sale of Specific Assets

 to

Cyber Safety, Inc.

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ASSET PURCHASE and LICENSING AGREEMENT

THIS ASSET PURCHASE and LICENSING AGREEMENT (this “Agreement”) is made this 24TH day of August, 2015, by and among StrikeForce Technologies, Inc., a Wyoming corporation (the “STI”), and Cyber Safety, Inc., a New York corporation (the “CSI”).

RECITALS:

A.	STI and CSI may hereafter be referred to as the Parties and capitalized terms are used as defined within this agreement.

B.

STI is engaged in the business of developing, marketing, licensing and selling computer software, including certain programs commonly known as GuardedID and MobileTrust (the “STI Keylogger Products”) which CSI desires to purchase.

C.	STI also owns software commonly known as ProtectID which CSI desires to license.

D.

CSI desires to retain STI to develop “white label” (i.e., replace STI indicia with CSI indicia except for a standard fineprint acknowledgment “under license from STI” in the software and license documentation) versions of the GuardedID, MobilTrust and ProtectID software (individually or collectively hereafter referred to as the “White Label Products”), and to develop software incorporating the White Label Products in a white label dashboard environment (the “Dashboard Suite”) (one or more of the White Label Products and/or the Dashboard Suite referred to hereafter as the “Malware Protect Suite” which may reference one or more of the White Label Products and/or the Dashboard Suite as the case may be).

E.

STI desires to sell and the CSI desires to purchase the patents and Intellectual Property related to the GuardedID and MobileTrust software in accordance with the terms and conditions of this Agreement.

F.	STI desires to license from CSI the right to sell and license the GuardID and MobileTrust software components of the Malware Suite following CSI’s purchase thereof.

G.	CSI desires to license from STI the right to distribute/sub-license the ProtectID software and include it in the Malware Suite.

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AGREEMENT:

NOW, THEREFORE, in consideration of the payments herein provided for and the covenants herein contained, the parties hereby agree as follows.

ARTICLE 1.

DEVELOPMENT and LICENSING OF SOFTWARE

1.1. STI agrees to develop (on an “OEM” work for hire basis) unique software for CSI as follow:

1.1.1.) “white label/CSI” versions of its “GuardedID” software product for $10,000.00, “MobileTrust” software product for $10,000.00 and “ProtectID” software product for a fee to be agreed upon.

1.1.1.1.) STI acknowledges receipt of $10,000 paid by CSI on August 17, 2015, for STI to immediately begin development of the GuardedID White Label version.

1.1.1.2.) STI acknowledges that it is to use best reasonable efforts to complete the GuardedID White Label Product development on or before September 18, 2015, or as soon thereafter as reasonably possible.

1.1.2.) STI shall begin development of the MobileTrust White Label version when CSI delivers payment of a $10,000 fee and written direction to STI to begin development of such additional White Label product, and estimated development time thereof shall then be agreed upon.

1.1.3.) The fee for development of the ProtectID White Label version shall be agreed upon by the parties at the time CSI requests such development, and such fee shall be based on STI’s incremental variable costs incurred in that development process, and estimated development time thereof shall then also be agreed upon.

1.1.4.) STI shall license CSI to use, distribute and sub-license the GuardedID, MobileTrust and ProtectID products until such time as each white label version of said products is completed and accepted by CSI, and thereafter the license shall continue in regard to the white label versions of each product with license fees on the same basis as those provided below for the Malware Suite, with fees payable thereunder, in any event, until September 30, 2020.. See attached Schedule 1.1.4, Licensing Agreement.

1.1.5.) STI shall license the Malware Suite to CSI on an exclusive basis in perpetuity on the following terms:

1.1.5.1.) Until September 30, 2020, even if the Asset Purchase Promissory Note (see paragraph 3.1.3, below) is executed and paid in full prior to that time, CSI shall be obligated to pay to STI the Percentage Payment (as defined in paragraph 3.1.3.4, below); however, if the Malware Suite includes ProtectID, then the 15% amount referenced in paragraph 3.1.3.4, below, shall be modified to be 20%.

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1.1.5.2.) The Percentage Payment shall be payable to STI by the 15th of each month for all Malware Suite licenses which CSI was paid for in the prior month.

1.1.5.3.) Following payment in full of the Promissory Note, as CSI will own the “GuardedID” and “MobileTrust” software and the underlying patents, subject to 1.1.5.4, below, the Percentage Payment obligation will continue until September 30, 2020, and then be terminated.

1.1.5.4.) Following September 30, 2020, even if the Asset Purchase Promissory Note (see paragraph 3.1.3, below) has been paid in full, in regard to CSI Net Amount Received (as defined in paragraph 3.1.3.4, below) received in regard to sale or licensing of the White Label Products which include the ProtectID software product, CSI shall pay to STI fifteen percent (15%) of one-half (1/2; i.e., 50.00%) of the CSI Net Amount Received (as defined in paragraph 3.1.3.4, below).

1.1.6.) Upon written request of CSI (the “Commencement Date”), to develop a unique version of the White Label Products to include “dashboard” software (with the dashboard functions to be described by CSI) to be packaged as a software suite (collectively hereafter referred to as the “Dashboard Suite” and which shall be included in the Malware Suite references);

1.1.7.) STI to use best efforts to complete development of the Dashboard Suite within 90-120 days of the Commencement Date;

1.1.8.) CSI shall pay STI for the costs of development of the Dashboard Suite at an hourly rate of $60.00, with ongoing bi-weekly invoices for such services payable within 10 business days of CSI receipt of such invoices.

1.1.9.) CSI shall not be liable for Dashboard Suite development time in excess of 2,000 hours, unless CSI requests special features to be included, which STI advises in writing within two business days of receiving such request(s) that including such special features will require hours exceeding the 2,000 limit; in which event CSI and STI must agree on how many additional development hours for which CSI will be liable.

1.1.10.) all programming/development work shall be deemed work for hire on behalf of CSI and be the property of CSI upon acceptance of the developed software.

1.1.11.) Upon acceptance of the developed Dashboard Suite by CSI, STI shall license CSI for use, sale and licensing of the “Dashboard Suite” software on an exclusive basis in perpetuity as follows:

1.1.11.1.) Until September 30, 2020, even if the the Asset Purchase Promissory Note (see paragraph 3.1.3, below) is executed and paid in full, CSI shall be obligated to pay to STI the Percentage Payment (as defined in paragraph 3.1.3.4, below); however, if the Malware Suite includes ProtectID, then the 15% amount referenced in paragraph 3.1.3.4, below, shall be modified to be 20%.

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1.1.11.2.) The Percentage Payment shall be payable to STI by the 15th of each month for all Malware Suite licenses which CSI was paid for in the prior month.

1.1.11.3.) Following payment in full of the Asset Purchase Promissory Note, as CSI will own the “GuardedID” and “MobileTrust” software and the underlying patents, subject to 1.1.11.4 below, the Percentage Payment obligation will continue until September 30, 2020, and then be terminated.

1.1.11.4.) Following September 30, 2020, even if payment in full of the Promissory Note has been made, in regard to CSI Net Amount Received (as defined in paragraph 3.1.3.4, below) received in regard to sale or licensing of the of White Label Products which include the ProtectID software product, CSI shall pay to STI amounts equal to fifteen percent of one-half (1/2; i.e., 50.00%) of the CSI Net Amount Received (as defined in paragraph 3.1.3.4, below).

1.2. Until such time as the Asset Purchase Promissory Note (see paragraph 3.1.3, below) is paid in full:

1.2.1.) STI will only renew and/or issue new licenses or sub-licenses on the same terms as provided in the sample Distributor and Reseller Agreement previously provided to CSI with renewal and/or new license terms not to exceed one year, and excluding enterprise sales/licensing and minimum pricing for the GuardedID or MobileTrust products of not less than $9.99 each (i.e., wholesale or retail pricing per product is at least $9.99).

1.2.2.) STI shall agree to only issue licenses or sub-licenses for direct retail or endpoint retail sales/licensing of the “GuardedID” and/or “MobileTrust” software; i.e., non-retail licensing shall only be allowed for endpoint sale/licensing to retail customers; e.g., a non- retail sale/license to BestBuy for sale/licensing of the software to their retail customers.

1.2.3.) STI shall retain all sub-license fees received. STI’s right to retain all sub-license fees shall terminate upon final payment of the Asset Purchase Promissory Note (see paragraph 3.1.3, below) by CSI; thereafter, STI shall be obligated to pay CSI a license fee equal to fifteen percent (15%) for each GuardID or MobileTrust component sold or sub-licensed.

1.3. Following payment in full of the Asset Purchase Promissory Note (see paragraph 3.1.3, below), after which CSI will own the patents and Intellectual Property underlying STI’s GuardedID and MobileTrust products, CSI agrees to license STI on a non-exclusive basis in perpetuity (the “STI Keylogger Products License”)for the use and right to sub-license and market the STI Keylogger Products as STI products, with the addition/inclusion of a standard “under license from CSI” fineprint acknowledgment in the software and sub-licensing documentation. See attached Schedule 1.3; STI Keylogger Products License.

1.3.1.) Until such time as the Asset Purchase Promissory Note (see paragraph 3.1.3, below) is paid in full, STI shall retain 100% of its licensing and/or sub-licensing receipts, however, upon payment in full of the Asset Purchase Promissory Note (see paragraph 3.1.3, below), StrikeForce shall thereafter be obligated to pay CSI fifteen percent (15%) of the gross license or sub-license amount received by StrikeForce for each license or sub-license issued.

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1.3.2.) The STI Keylogger Products License to be granted shall limit the right to market and sub-license the STI Keylogger Products for direct retail or endpoint retail sales/licensing of the “GuardedID” and/or “MobileTrust” software; i.e., non-retail licensing shall only be allowed for endpoint sale/licensing to retail customers; e.g., a non-retail sale/license to BestBuy for sale/licensing of the software to their retail customers for terms not exceed one year.

1.3.3.) The STI Keylogger Products License shall also limit the right to market, license or sell either of the STI Keylogger Products for less than $9.99 each per year.

1.3.4.) STI agrees that in conjunction with the Execution of this Agreement, it will not renew or enter into future licensing agreements for either of the STI Keylogger Products, including the “SDK” versions, for less than $9.99 per product per year.

1.3.5.) STI shall be responsible for all maintenance, enhancement, updates and customer support of the GuardID and MobileTrust component of the Malware Suite so long as it markets and sub-licenses those components.

ARTICLE 2.

CSI LOAN(S) TO STI

2.1. In conjunction with, and as consideration for, the licensing and option to purchase terms herein, CSI agrees to loan funds to STI on the following terms:

2.1.1.) CSI agrees to loan an aggregate of $300,000.00 (the “Interim Loan”) to STI in conjunction with the execution of this Agreement as follows:

2.1.1.1.) $75,000.00 on the date of execution of this Agreement (the “Loan Date”);

2.1.1.2.) An additional $75,000.00 on the 30th, 60th and 90th day following the Loan Date, totaling an additional $225,000.00 for an aggregate total loan of $300,000.00.

2.1.1.3.) CSI may, wholly in its discretion, loan one or two additional $75,000.00 amounts at the 120th and/or 150th day following the Loan Date (the “Additional Interim Loan”) potentially bringing the aggregate loan total to $375,000.00 or $450,000.00.

2.1.1.4.) The outstanding loan balance shall be repaid without interest within 365 days of the last loan disbursement from CSI to STI for the Interim Loan, or, if applicable, the last loan disbursement for the Additional Interim Loan.

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2.1.1.5.) The outstanding loan balance of the Interim Loan and the Additional Interim Loan, if applicable, may be prepaid without penalty if STI determines in its sole discretion that it has sufficient funds to do so.

2.1.1.6.) STI shall execute a promissory note reflecting these paragraph 2. terms (the “Interim Loan Promissory Note”), and shall provide that in the event STI does not pay off the outstanding loan balance of the Interim Loan and the Additional Interim Loan, if applicable, within the 365 days referenced in paragraph 2.1.1.4, above, then CSI shall have the option to either:

2.1.1.6.1) If CSI has exercised its option to purchase the Assets (as defined in paragraph 3.1.1, below), then CSI may elect that the outstanding Interim Loan and Additional Interim Loan amount(s) shall be set off against the balance due on the Asset Purchase Promissory Note (see paragraph 3.1.3, below); or

2.1.1.6.2) If CSI has not exercised its option to purchase the Assets (as defined in paragraph 3.1.1, below), then CSI may elect to apply the balance due on the Interim Loan and Additional Interim Loan, if applicable, as payment in full for a perpetual royalty-free license for the Malware Suite and the software and products included therein.

2.1.1.7.) STI agrees to secure the repayment of the Interim Loan, and Additional Interim Loan, if applicable, by granting a security interest in the Assets (as defined in paragraph 3.1.1, below).

2.1.1.8.) STI agrees to promptly execute any and all documents CSI may reasonably request in order to fulfil the intent of this Agreement, including, and not by way of limitation, a Promissory Note, Security Agreement and UCC Financing Statements.

2.1.1.9.) STI further agrees to execute from time to time such documents as CSI may reasonably request to carry out the intent of this Agreement.

2.2. STI shall retain a qualified valuation expert (the “Valuation Expert”) of its choice to secure a fairness opinion regarding the value of the Assets (as defined in paragraph 3.1.1, below) which CSI will have the option to purchase (the “Fairness Opinion”).

2.2.1.) STI and CSI each agree to pay 50% of the cost of the Fairness Opinion.

2.2.1.1.) CSI agrees to Loan 50% of the cost of the Fairness Opinion (the “Fairness Opinion Loan”) to STI, and to pay the Fairness Opinion Loan proceeds directly to the Valuation Expert on STI’s behalf.

2.2.1.2.) CSI shall pay its 50% of the cost of the Fairness Opinion directly to the Valuation Expert.

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2.2.2.) STI agrees that in the event CSI exercises its option to purchase the Assets (as defined in paragraph 3.1.1, below), then STI agrees to repay 50% of the Fairness Opinion Loan at the same time and on the same terms as the requirements for repayment of the Interim Loan and Additional Interim Loan, if applicable.

2.2.3.) CSI agrees that in the event CSI does not exercise its option to purchase the Assets (as defined in paragraph 3.1.1, below), then the Fairness Opinion Loan shall be forgiven.

ARTICLE 3.

OPTION TO PURCHASE ASSETS

3.1. On the terms and subject to the conditions of this Agreement, and for the consideration of CSI loaning funds pursuant to Article 2, above, STI hereby grants to CSI an option (the “Option”) to purchase the Assets (as defined in paragraph 3.1.1, below) on the terms set forth below:

3.1.1.) Upon exercise of the Option, STI sells, assigns, transfers and conveys to CSI, free and clear of any and all liens, claims, pledges, encumbrances, mortgages, security interests and charges of any kind (collectively, “Liens”) other than as specifically set forth herein, all of STI’s right, title and interest in and to the following assets (collectively, the “Assets”).

3.1.1.1.) “Intellectual Property” shall include, without limitation, any or all of the following and all rights associated with the Malware Suite, GuardID and/or MobileTrust and/or Dashboard software programs including: (a) all domestic and foreign patents, and applications therefore, and all reissues, reexaminations, divisions, renewals, extensions, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements; (c) trade secrets, confidential and proprietary information, know how, technology, technical data and customer lists, financial and marketing data, pricing and cost information, business and marketing plans, databases and compilations of data, rights of privacy and publicity, and all documentation relating to any of the foregoing; (d) all copyrights, copyright registrations and applications therefore, unregistered copyrights, and all other rights corresponding thereto throughout the world; (e) all mask works, mask work registrations and applications therefore; (f) all industrial designs and any registrations and applications therefore; (g) all Software names (other than GuardedID and MobileTrust), logos, trade dress, common law trademarks and service marks, trademark and service mark registrations and applications therefore and all goodwill associated therewith; (h) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, and all documentation related to any of the foregoing.

3.1.1.2.) “Intellectual Property of STI” shall mean any Intellectual Property that: (a) is owned by or exclusively licensed to STI, or (b) which is used in the Malware Suite.

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3.1.1.3.) The Malware Suite Patents and Documentation. All of STI’s rights and interests of any nature in the computer software programs, and Intellectual Property related thereto, referred to herein as the Malware Suite, including, but not limited to, specifically the following patents: 1) GuardedID patents numbered 8,566,608, 8732,483, 8,973,107, 2) MobileTrust patent application number 20140281549, 3) the Windows and Apple Mac Versions of the GuardedID software, 4) the Windows version of GuardedID SDK software, 5) the Apple iPhone/iPad versions and Android Smartphone/tablet versions of the MobileTrust software, and 6) the Apple iPhone/iPad versions and Android Smartphone/tablet versions of the MobileTrust SDK software) and all related Intellectual Property (all of the preceding collectively referred to as the “Malware Suite Patents”).

3.1.1.4.) Contracts. Copies of all contracts and agreements (written or memoranda regarding verbal agreements, if any) which are in force and effect as of the Closing Date related to the Malware Suite software, including sales, reseller, distribution or licensing agreements in force, or which have not been expressly terminated (the “Contracts”);

3.1.1.5.) Licenses. The license interests in code, programming and/or software purchased and/or licensed from third parties included or incorporated in the Malware Suite, including, but not limited to, as identified on Schedule 3.1.1.5., attached hereto (the “Assigned Licenses”).

3.1.1.6.) Tangible Property. All Malware Suite related tangible property (the “Tangible Property”), as identified on Schedule 3.1.1.6.;

3.1.1.7.) Intangible Property. All Malware Suite related intangible property, computer software, patents, copyrights, trademark, trade names and service names (excluding the GuardedID and MobileTrust names), including, but not limited to, as identified on Schedule 3.1.1.7. (the “Intangible Property”);

3.1.1.8.) Lists and Records. Copies of all of STI’s books and records, manufacturer, customer and supplier lists, sales and promotional materials, cost and shipping records, research and development reports and records, production reports and records, service and warranty records, operating guides and manuals, advertising materials, computer programs, studies, reports, correspondence and other lists and documents of STI primarily or exclusively related to the Malware Suite software (the “Lists and Records”).

3.1.1.9.) The Assets shall be free and clear of any and all liens or encumbrances except those identified on Exhibit 3.1.1.9., attached hereto, all of which shall be paid in full and released prior to, or in conjunction with, final payment of the Asset Purchase Promissory Note (see paragraph 3.1.3, below);

3.1.2.) STI hereby grants to CSI an option to purchase the Assets on the following terms:

3.1.2.1.) At such time as CSI exercises the Option to purchase the Assets, STI shall execute without dates all documents reasonably necessary to sell, assign and transfer the Assets to CSI (the “Asset Sale and Assignment Documents”), and the Asset Sale and Assignment Documents shall be deposited with an escrow agent mutually agreed upon by the Parties, with instruction to release the Asset Sale and Assignment Documents when the escrow agent is satisfied that the Asset Purchase Promissory Note (see paragraph 3.1.3, below) is deemed paid in full, either by payment directly to STI, or by payment pursuant to paragraph 3.1.3.7.1, and 3.1.3.7.2, below.

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3.1.2.2.) CSI shall have until 6:00pm (Eastern Standard Time), 120 days following the execution date of this Agreement to exercise its option to purchase the Assets (the “Option Period”).

3.1.2.3.) CSI may, but is not obligated to, extend the Option Period for an additional 30 days (“First Extended Option Period”) by loaning an additional $75,000.00, or 60 days (“Second Extended Option Period”) by thereafter loaning an additional $75,000.00 pursuant to paragraph 2.1.1.3., above; with the termination of the right to exercise the option at 6:00pm (Eastern Standard Time) on the date of the First Extended Option Period or the Second Extended Option Period, as applicable.

3.1.2.4.) CSI may exercise the option at any time prior to the applicable expiration date and time by delivery (by courier or certified mail) to STI of a written notice (the “Option Exercise Notice”) indicating it is exercising the option to purchase the Assets.

3.1.2.5.) CSI and STI shall agree on a Closing Date (see ARTICLE 10, below) to occur within five business days of STI’s receipt of the Option Exercise Notice with the Closing (see ARTICLE 10, below) to occur as set forth in ARTICLE 10.

3.1.3.) The promissory note for the purchase of the Assets (the “Asset Purchase Promissory Note”) shall include the following terms:

3.1.3.1.) CSI shall promise to pay $9,000,000.00 (the “Purchase Price”) to STI without interest on or before September 30, 2020.

3.1.3.2.) Deleted.

3.1.3.3.) Allocation of the Purchase Price. The Purchase Price shall be allocated among the Assets being sold hereunder in the manner set forth in Exhibit 3.1.3.3 hereto. CSI and STI agree that except as otherwise required by law (i) the Allocation shall be binding on CSI and STI for all federal, state, and local tax purposes and (ii) CSI and STI, if required, shall file with their respective federal income tax returns consistent IRS Forms 8594 -- Asset Acquisition Statements Under Section 1060, including any required amendments thereto which shall reflect the allocations set forth in the Allocation.

3.1.3.4.) CSI shall be required to make payments to STI of fifteen percent (15%) of the “net amount CSI receives” (the “Percentage Payment”) from the sale or licensing of the Malware Suite (i.e., the White Label Products and/or the Dashboard Suite) with the “net amount CSI receives” (the “Net Amount Received”) defined as the gross amount received by CSI from the sale or licensing of the Malware Suite (i.e., the White Label Products and/or the Dashboard Suite), reduced by:

3.1.3.4.1) any commission payable in conjunction with the sale or license of the Malware Suite (i.e., the White Label Products and/or the Dashboard Suite software); and

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3.1.3.4.2) following delivery and acceptance by CSI of the Dashboard Suite, any maintenance and/or development and/or customer support costs incurred by CSI in regard to the Malware Suite (i.e., the White Label Products and/or Dashboard Suite),

3.1.3.4.3) If the Net Amount Received referenced in paragraph 3.1.3.4, above, includes revenue from the sale or licensing of STI’s ProtectID software (or a white label version thereof), then for all such Net Amount(s) Received, the fifteen percent (15%) Percentage Payment referenced in paragraph 3.1.3.4, above, shall be modified to twenty percent (20%).

3.1.3.5.) Each payment shall be accompanied by an accounting statement, and

3.1.3.6.) Each payment shall be made within 15 days of each month’s end for the prior month’s Malware Suite licensing receipts.

3.1.3.7.) Full and final payment of amounts remaining due under the Asset Purchase Promissory Note shall be paid to STI on or before the due date designated in the Promissory Note.

3.1.3.7.1) In the event liens or claims against the Assets have not been eliminated as of the date CSI is prepared to tender full payment of the balance due on the Asset Purchase Promissory Note, then, in lieu of making payment directly to STI, CSI may deposit the payoff funds with Beckman, Lieberman & Barandes LLP, 111 John St., Suite 1710, New York, NY 10038 as an escrow agent, with disbursement to STI only of the amounts necessary for STI to secure release of the liens or claims and the balance of the funds to be released to STI to occur when evidence that the liens or other claims against the Assets have been released to the satisfaction of the escrow agent.

3.1.3.7.2) Payment of the balance due on the Asset Purchase Promissory Note either directly to STI, or, pursuant to paragraph 3.1.3.7.1, above, to the escrow agent, shall act as payment in full, and the Asset Sale and Assignment documents shall be released to CSI.

ARTICLE 4.

MAINTENANCE AND SUPPORT

4.1. Until the Asset Purchase Promissory Note is paid in full, StrikeForce shall be responsible for maintenance, enhancements and required updates to the Malware Suite (i.e., the White Label Products and the Dashboard Suite components). Thereafter, STI and CSI shall agree upon fees for such activities which shall be deemed work for hire.

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4.2. STI shall be responsible for “tier 1, 2 and 3" level customer support for all of its customers, and for tier 2 and 3 for CSI customers, until the Asset Purchase Promissory Note is paid in full. Thereafter, STI and CSI shall agree upon fees for such activities.

4.3. STI shall be responsible for license fees related to maintenance of rights in third-party software or programming (as disclosed on attached Schedule 4.3), if any, included in the Malware Suite until such time as CSI has made full payment of the Asset Purchase Promissory Note.

4.4. After CSI has made payment of the Asset Purchase Promissory Note, CSI shall be responsible for license fees related to maintenance of rights in third-party software or programming.

4.5. CSI agrees to pay development and software enhancement costs as mutually agreed upon from time to time. All such services shall be deemed work for hire, and all programming and new inventions developed in the course of such work shall be the property of CSI.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF STI

STI hereby represents and warrants to the CSI, except as set forth on the Schedule of Exceptions to Representations and Warranties attached hereto as Exhibit 5 (the “STI Schedule of Exceptions”), the following:

5.1. Existence and Good Standing. STI is duly formed, validly exists and in good standing (including tax good standing) under the laws of the State of Wyoming, with the requisite power and authority to own its property and to carry on the Business as it is now being conducted. STI is not required to be qualified to do business in any other jurisdictions where the failure to qualify would have a Material Adverse Effect.

5.2. Books and Records. All accounts, books, ledgers and other records material to the Assets have been properly and accurately kept and are complete in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

5.3. Title to the Assets; Encumbrances. STI now has good and valid title to, or enforceable license interests in or valid rights under contract to use the Assets and related assets (tangible and intangible), in each case free and clear of all Liens, except for Liens set forth on Schedule 5.3.

5.4. Contracts.

5.4.1. STI has delivered or commits to deliver to CSI accurate and complete copies of all of the Contracts. All of the Contracts are in full force and effect and are valid, binding and enforceable in accordance with their terms. STI has performed and is performing all obligations required to be performed by it under the Contracts, and STI is not in default (with or without notice, the passage of time, or both) of any obligations under any of the Contracts.

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5.4.2. STI has not received any written notice of default under any of the Contracts, nor to STI’s knowledge, has any event occurred which with notice or lapse of time or both would constitute a default by STI thereunder.

5.4.3. Deleted.

5.5. Execution and Validity; Non-Contravention; Approvals and Consents.

5.5.1. Execution and Validity. STI has the full power and authority to enter into this Agreement and the agreements contemplated hereunder and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by STI and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all required corporate or other action on behalf of STI. Each of this Agreement and the agreements contemplated hereunder has been or will be duly and validly executed and delivered by STI and, assuming due authorization, execution and delivery by CSI and any other parties hereto, constitutes a legal, valid and binding obligation of STI, enforceable against it accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) general principles of equity that restrict the availability of equitable remedies.

5.5.2. Non-Contravention. The execution, delivery and performance by STI of its obligations under this Agreement and the consummation of the transactions contemplated hereby and thereby, will not (a) violate, conflict with or result in the breach of any provision of the Articles of Incorporation of STI; (b) result in the violation by STI of any Laws or Orders of any Governmental or Regulatory Authority applicable to STI or any of its assets.

5.5.3. Approvals and Consents. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which STI is a party, or by which its assets were or are bound for the execution and delivery of this Agreement by STI, the performance by STI of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby.

5.6. Litigation. Except as set forth on Schedule 5.6, there is no action, suit, proceeding at law or in equity by any Person, or any employee grievance, arbitration or any administrative or other proceeding by or before any investigation by any Governmental or Regulatory Authority, pending or threatened, against STI with respect to the Assets which are the subject of this Agreement or the transactions contemplated hereby; and no acts, facts, circumstances, events or conditions occurred or exist which are a basis for any such action, proceeding or investigation. STI is not subject to any Order entered in any lawsuit or proceeding relating to the the Assets.

5.7. Taxes. There are no liens on the Assets for taxes.

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5.8. Representations. The Asset list set forth above contains an accurate and complete list of all patents, patent applications, registered trademarks, applications for registered trademarks, registered service marks, applications for registered service marks, logos, registered copyrights and applications for registered copyrights which are used in connection with the Assets (the “Registered IP”).

5.8.1. The registrations and applications of the Registered IP are owned by and are in the name of STI and are valid, in proper form, enforceable and subsisting, all necessary registration and renewal fees in connection with such registrations have been made and all necessary documents and certificates in connection with such registrations have been filed with the relevant patent, copyrights and trademark authorities in the United States or other jurisdiction for the purposes of maintaining such Intellectual Property registrations, and applications therefore.

5.8.2. No registration, or application therefore, for any of the Registered IP has lapsed, expired, or been abandoned, and no such registrations, or applications therefore, are the subject of any opposition, interference, cancellation, or other legal, quasi-legal, or governmental proceeding pending before any governmental, registration, or other authority in any jurisdiction.

5.8.3. No Person has any rights to use any of the Intellectual Property of STI; and STI has not granted to any Person, nor authorized any Person to retain, any rights in the Intellectual Property of STI; and STI owns all rights, title and interest in, or has the right to use, all Intellectual Property used in, or necessary for, the use, sale and licensing of the Assets, free and clear of all Liens (except as expressly disclosed to CSI in writing).

5.8.4. The consummation of the transactions contemplated hereby will not result in any loss or impairment of STI’s rights to own or use any of the Asset related Intellectual Property, nor will such consummation require the consent of any third party in respect of any Intellectual Property.

5.8.5. There are no proceedings pending or threatened against STI with respect to the Assets and related Intellectual Property, alleging the infringement or misappropriation by STI of any Asset or Asset related Intellectual Property of any Person.

5.8.6. STI has not entered into or is otherwise bound by any consent, forbearance or any settlement agreement which limits the rights of STI to use the Asset or Asset related Intellectual Property of STI.

5.8.7. To the knowledge of STI no Person is infringing or misappropriating any of the Asset or Asset related Intellectual Property of the STI, unless set forth on Exhibit 5.8.7.

5.9. Brokers. No broker, finder, agent or similar intermediary has acted on behalf of STI in connection with this Agreement or the transactions contemplated hereby, and no brokerage commissions, finder’s fees, consulting fees or similar fees or commissions are payable by STI in connection therewith based on any agreement, arrangement or understanding with any of them for which CSI could be liable.

5.10. Copies of Documents. STI has caused or will cause to be made available for inspection and copying by CSI and its advisers, true, complete and correct copies of all documents referred to in this Agreement or in any Schedule.

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5.11. No Material Adverse Change. There has not occurred:

5.11.1. any material damage to, destruction or loss of any of the Assets;

5.11.2. any license, transfer, pledge, mortgage or other disposition of, or granting of a Lien on, any Asset material to this Agreement;

5.11.3. any settlement or compromise of any material litigation or governmental investigation involving any of the Asset.

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES OF CSI

CSI hereby represents and warrants to STI, except as set forth on the Schedule of Exceptions to Representations and Warranties attached hereto as Exhibit 6 (the “CSI Schedule of Exceptions”), the following:

6.1. Organization, Good Standing, and Qualification. CSI is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York, and has all requisite corporate power and authority to carry on its business as now conducted. CSI is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect (as hereafter defined) on the CSI’s business.

6.2. Authorization. All corporate action on the part of CSI, its officers, directors, and shareholders necessary for the authorization, execution, and delivery of this Agreement and applicable documents, the performance of all obligations of CSI hereunder and thereunder, has been taken or will be taken prior to the Closing, and the Agreement constitutes valid and legally binding obligations of CSI, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Agreement may be limited by applicable federal or state laws.

6.3. Filings, Consents and Approvals. CSI is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance under this Agreement by CSI.

6.4. Litigation. There is no action, suit, proceeding, claim or investigation pending or, to the knowledge of CSI, currently threatened against CSI which questions the right of CSI to enter into this Agreement, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse changes in the assets, condition, affairs, or prospects of CSI, financially or otherwise, nor is the CSI aware that there is any basis for the foregoing.

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6.5. Compliance with Other Instruments. CSI is not in violation or default of any provisions of its Certificate of Incorporation or Bylaws, as amended, or of any instrument, judgment, order, writ, decree, mortgage, indenture, lease, license or contract to which it is a party or by which it is bound or, to its knowledge, of any provision of federal, state, or local statute, rule, or regulation applicable to CSI, except as would not reasonably be expected, singly or in the aggregate, to have a material adverse effect. The execution, delivery, and performance of the this Agreement and the consummation of the transactions contemplated thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract, or an event which results in the creation of any lien, charge, or encumbrance upon the ability of CSI to perform its obligation hereunder or the suspension, revocation, impairment, forfeiture, or non-renewal of any material permit, license, authorization, or approval applicable to CSI, its business or operations, or any of its assets, except as would not reasonably be expected, singly or in the aggregate, to have a material adverse effect.

6.6. Permits. CSI has all material franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, prospects, or financial condition of CSI and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. CSI is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

6.7. Compliance with Laws. The conduct of business by CSI as presently and proposed to be conducted is not subject to continuing oversight, supervision, regulation or examination by any governmental official or body of the United States or any other jurisdiction wherein CSI conducts or proposes to conduct such business, except such regulation as is applicable to commercial enterprises generally. CSI has not received any notice of any violation of or noncompliance with, any federal, state, local or foreign laws, ordinances, regulations and orders (including, without limitation, those relating to environmental protection, occupational safety and health, federal securities laws, equal employment opportunity, consumer protection, credit reporting, "truth-in-lending", and warranties and trade practices) applicable to its business, the violation of, or noncompliance with, which would have a materially adverse effect on either CSI's business or operations, and CSI knows of no facts or set of circumstances which would give rise to such a notice.

6.8. Disclosure. This Agreement and any other statements made or delivered in connection herewith or therewith, do not contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

6.9. Brokers. No broker, finder, agent or similar intermediary has acted on behalf of CSI in connection with this Agreement or the transactions contemplated hereby, and no brokerage commissions, finder’s fees or similar fees or commissions are payable by CSI in connection therewith based on any agreement, arrangement or understanding with any of them for which STI could be liable.

6.10. No Misrepresentation. No representation or warranty by CSI in this Agreement (including Schedules and Exhibits) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in this Agreement not misleading.

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ARTICLE 7.

COVENANTS OF STI

STI covenants and agrees with the CSI as follows:

7.1. Conduct of Business Prior to the Closing Date. From and after the date hereof until the Closing Date or earlier termination of this Agreement, STI shall:

7.1.1. Carry on its operations in regard to the Assets in substantially the same manner as it has heretofore been conducted;

7.1.2. Maintain and keep the Assets in as reasonable condition and repair, reasonable wear and tear excepted, as the condition and repair the Assets are in as of the date hereof; of the Assets.

7.1.3. Not sell, lease, pledge, mortgage or otherwise dispose of or encumber any

7.1.4. Perform all of its obligations under the Contracts and Assigned Leases;

7.1.5. Not take any action that would prevent the transfer of the Assets to CSI pursuant to the terms of this Agreement, free and clear of all Liens;

7.1.6. Continue to operate and maintain the Assets in accordance with applicable Laws;

7.2. Access by CSI to Patents, Code and Records; Furnishing Information. Following the date hereof, STI will make controlled access available to CSI and its representatives, from time to time as CSI may reasonably request, including the ability to view the source code and object code in the presence of STI personnel, to review copies of all records, documentation and other data retained by STI, consistent with the STI’s document retention policies and past practice which records, documentation and other data are specifically related to the Assets; provided, however, that CSI agrees to hold such records in confidence, and if CSI has received physical copies, to return the same to STI promptly upon the conclusion of their use by the CSI for the purposes herein specified.

7.3. Third-Party Consents. Following the date hereof, STI shall use commercially reasonable efforts to obtain as expeditiously as possible consents, if any, required to consummate the transactions contemplated under this Agreement.

7.4. Transfer of Warranties. In the event that any of the Assets, including specifically any third party software used or incorporated in the Assets, are under any warranty or vendor’s indemnification agreement from the manufacturer or licensor, CSI may be entitled to the benefit of the warranty or vendor’s indemnification agreement to the extent that the warranty or vendor’s indemnification agreement is available to the transferee, and STI shall, execute such instruments as may be required to transfer the warranty to the CSI.

7.5. Negotiations with Third Parties. From the date hereof through the Closing Date or earlier termination of this Agreement, neither STI nor any of their respective officers, directors, agents or employees will initiate or solicit proposals or conduct negotiations for the sale, transfer or other disposition of any of the Assets with any prospective purchasers.

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ARTICLE 8.

CONDITIONS TO OBLIGATIONS OF THE CSI

The obligations of CSI under this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived in whole or in part by CSI in its sole discretion by delivery of a written notice to that effect to STI, which shall constitute a release by CSI with respect to such condition.

8.1. Corporate Approvals. As of the Closing Date, STI shall have secured all authorizations made necessary by applicable corporate Laws and STI’s organizational documents (the “Corporate Approvals”).

8.2. No Litigation. At the Closing Date, no litigation, proceeding, investigation, or inquiry shall be pending or to STI’s knowledge, threatened before any court or other governmental authority to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or involving any of the Assets.

8.3. Truth of Representations and Warranties. The representations and warranties of STI contained herein shall be true and correct in all material respects at and as of the Closing as if made as of the Closing.

8.4. Performance by the STI. All of the covenants and agreements required by this Agreement to have been performed and complied with by STI shall have been performed and complied with by STI in all material respects prior to or on the Closing Date.

8.5. No Material Adverse Change. There shall have not been any adverse change in the condition of the Assets, the effect of which is materially adverse to the value of the Assets.

ARTICLE 9.

CONDITIONS TO OBLIGATIONS OF THE STI

The obligations of STI under this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived in whole or in part by STI in its sole discretion by delivery of a written notice to that effect to CSI, which shall constitute a release by STI with respect to such condition.

9.1. No Litigation. At the Closing Date, no litigation, proceeding, investigation, or inquiry shall be pending or threatened to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

9.2. Truth of Representations and Warranties. The representations and warranties of CSI, contained herein, shall be true and correct in all material respects.

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9.3. Performance by the CSI. All of the covenants and agreements required by this Agreement to have been performed and complied with by CSI shall have been performed and complied with by CSI in all material respects prior to or on the Closing Date.

9.4. Corporate Approvals. As of the Closing Date, STI shall have secured all of the Corporate Approvals.

ARTICLE 10.

CLOSING

10.1. The Closing Date. The consummation of this Agreement (the “Closing”) shall take place at the offices at One Penn Plaza, 50th Floor, New York, NY 10119, at 10:00 a.m., on a mutually agreed upon date on or before the fifth business day following CSI’s delivery of the Option Exercise Notice to STI, or at such other place, date and time as the parties may agree upon in writing. Such date is herein called the “Closing Date.” If all of the conditions specified herein shall have been fulfilled or waived in writing by CSI or by STI, as the case may be, on or by the Closing Date, then, on the Closing Date, CSI and STI shall make the deliveries set forth in Sections 10.2 and 10.3, respectively.

10.2. Deliveries by CSI. Subject to the terms and conditions of this Agreement, at the Closing, CSI shall deliver or cause to be delivered to STI:

10.2.1. the executed Asset Purchase Promissory Note as specified in paragraph 3.1.3, above;

10.2.2. a fully executed STI Keylogger Products License in the form set forth on Schedule 1.3, attached hereto;

10.2.3. resolutions of the Board of Directors of CSI, certified by an officer of CSI, authorizing the transactions contemplated hereby;

10.3. Deliveries by STI. Subject to the terms and conditions of this Agreement, at the Closing, STI shall deliver or cause to be delivered to CSI:

10.3.1. a fully executed Patent assignment and Bill of Sale in the form set forth as Exhibit 10.3.1;

10.3.2. resolutions of STI, certified by an officer of STI, authorizing the transactions contemplated hereby;

10.3.3. an executed Interim Loan Promissory Note;

10.3.4. an executed Interim Loan Security Agreement;

10.3.5. executed UCC forms as requested by CSI

10.4. Rights to Possession. CSI’s right to possession of the Assets shall commence at the close of the Closing on the Closing Date, and CSI shall take ownership and possession of the Assets on the Closing Date.

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ARTICLE 11.

SALES AND TRANSFER TAXES

STI shall be responsible for and shall pay all sales, bulk sales, use, transfer (or stamp duty) and documentary taxes and recording and filing fees, if any, including, without limitation, all state or county sales taxes and any other charges applicable to the transfer of the Assets provided for by this Agreement.

ARTICLE 12.

SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

12.1. Survival of Representatives and Warranties. The representations, warranties, covenants and agreements of each of STIs and CSI shall survive the Closing for a period of eighteen (18) months.

12.2. Notice of Claim. In the event notice of any claim for indemnification is given (as provided for in ARTICLE 13 (Indemnification)) within the applicable survival period and not resolved within such period, the representations, warranties, covenants and agreements that are the subject of such indemnification claim shall survive until such time as such claim or claims are finally resolved but only with respect to the specific unresolved claim or claims made within the applicable survival period.

ARTICLE 13.

INDEMNIFICATION

13.1. Indemnification of the CSI Indemnified Parties. Subject to ARTICLE 12, above (Survival of Representations, Warranties, Covenants and Agreements) and the limitations contained in Section 13.3.1 and 13.3.2, STI hereby agrees, on a joint and several basis to indemnify CSI and its affiliates, stockholders, officers, directors, employees, agents, representatives and successors and assigns (individually a “CSI Indemnified Party” and collectively the “CSI Indemnified Parties”) against, and to protect, save and keep harmless CSI Indemnified Parties from, and to pay on behalf of or reimburse the CSI Indemnified Parties as and when incurred for, any and all liabilities (including liabilities for Taxes), obligations, losses, damages, penalties, demands, claims, actions, suits, judgments, settlements, penalties, interest, out-of-pocket costs, expenses and disbursements (including reasonable costs of investigation, and reasonable attorneys’, accountants’ and expert witnesses’ fees) of whatever kind and nature (collectively, “Losses”), incurred by any CSI Indemnified Party as a consequence of, in connection with, incident to, resulting from or arising out of or in any way related to or by virtue of: (a) (i) in the case of any of STI, any misrepresentation, inaccuracy or breach of any warranty or representation contained in this Agreement or in any certificate delivered by any of such parties with respect to such sections at the Closing, (ii) in the case of STI, any action, demand, proceeding, investigation or claim by any third party (including any Governmental or Regulatory Authority) against or affecting any CSI Indemnified Party which may give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties of such person contained in this Agreement hereof or in any certificate delivered by STI at the Closing; and (c) in the case of STI, any breach or failure by such person to comply with, perform or discharge any obligation, agreement or covenant by STI contained in this Agreement.

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13.2. Indemnification of STI Indemnified Parties. Subject to ARTICLE 12, above (Survival of Representations, Warranties, Covenants and Agreements) and the limitations set forth in xxx, CSI hereby agrees to indemnify STI and its affiliates, stockholders, officers, directors, shareholders employees, agents, representatives and successors, permitted assignees (individually, a “STI Indemnified Party” and collectively, the “STI Indemnified Parties”) against, and to protect, save and keep harmless the STI Indemnified Parties from, and to pay on behalf of or reimburse the STI Indemnified Parties as and when incurred for, any and all Losses that may be imposed on or incurred by the STI Indemnified Parties as a consequence of, in connection with, incident to, resulting from or arising out of or in any way related to or by virtue of: (a) any misrepresentation, inaccuracy or breach of any warranty or representation of CSI contained herein; or (b) any action, demand, proceeding, investigation or claim by any third party (including any Governmental or Regulatory Authority) against any STI Indemnified Party which may give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties of CSI contained herein; and (c) any breach or failure by CSI to comply with, perform or discharge any obligation, agreement or covenant by CSI contained in this Agreement.

13.2.1. Indemnification Procedures.

13.2.1.1. Non-Third Party Claims

13.2.1.1.1 In the event that any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification which does not involve a Third Party Claim (the “Non-Third Party Claim”), against which a Person is required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice to the Indemnifying Party (the “Non-Third Party Claim Notice”) , which Non-Third Party Claim Notice shall (i) describe the claim in reasonable detail, and (ii) indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by the Indemnified Party.

13.2.1.1.2 The Indemnifying Party may acknowledge and agree by written notice (the “Non-Third Party Acknowledgment of Liability”) to the Indemnified Party to satisfy the Non-Third Party Claim within thirty (30) days of receipt of the Non-Third Party Claim Notice. In the event that the Indemnifying Party disputes the Non-Third Party Claim, the Indemnifying Party shall provide written notice of such dispute (the “Non-Third Party Dispute Notice”) to the Indemnified Party within thirty (30) days of receipt of the Non-Third Party Claim Notice (the “Non-Third Party Dispute Period”) , setting forth a reasonable basis of such dispute. In the event that the Indemnifying Party shall fail to deliver the Non-Third Party Acknowledgment of Liability or Non-Third Party Dispute Notice within the Non-Third Party Dispute Period, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay the Non-Third Party Claim in full and to have waived any right to dispute the Non-Third Party Claim. Once the Indemnifying Party has acknowledged and agreed to pay any Non-Third Party Claim pursuant to this Section, or once any dispute under this Section has been finally resolved in favor of indemnification by a court or other tribunal of competent jurisdiction, the Indemnifying Party shall pay the amount of such Non-Third Party Claim to the Indemnified Party within ten (10) days of the date of acknowledgment or resolution, as the case may be, to such account and in such manner as is designated in writing by the Indemnified Party.

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13.2.2. Third Party Claims.

13.2.2.1. In the event that any Indemnified Party asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an affiliate of a party to this Agreement (a “Third Party Claim”) in respect of which such Indemnified Party is entitled to indemnification by an Indemnifying Party under this Agreement, the Indemnified Party shall give written notice to the Indemnifying Party (the “Third Party Claims Notice”) within ten (10) Business Days after learning of such Third Party Claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim), together with a statement specifying the basis of such Third Party Claim. The Third Party Claims Notice shall (i) describe the claim in reasonable detail, and (ii) indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by the Indemnified Party. The Indemnifying Party must provide written notice to the Indemnified Party that it is either (i) assuming responsibility for the Third Party Claim or (ii) disputing the claim for indemnification against it (the “Indemnification Notice”) . The Indemnification Notice must be provided by the Indemnifying Party to the Indemnified Party with ten (10) days after receipt of the Third Party Claims Notice or within such shorter time as may be necessary to give the Indemnified Party a reasonable opportunity to respond to such Third Party Claim (the “Indemnification Notice Period”) .

13.2.2.2. If the Indemnifying Party provides an Indemnification Notice to the Indemnified Party within the Indemnification Notice Period that it assumes responsibility for the Third Party Claim, the Indemnifying Party shall conduct at its expense the defense against such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party. The Indemnification Notice shall specify the counsel it will appoint to defend such claim (“Defense Counsel”); provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed. In the event that the Indemnifying Party fails to give the Indemnification Notice within the Indemnification Notice Period, the Indemnified Party shall have the right to conduct the defense and to compromise and settle such Third Party Claim without the prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

13.2.2.3. In the event that the Indemnifying Party disputes the claim for indemnification against it, such Indemnifying Party shall notify the Indemnified Party to such effect within ten (10) days after receipt of the Third Party Claims Notice (or within such shorter time as may be necessary to give the Indemnified Party a reasonable opportunity to respond to such Third Party Claim) by delivering written notice thereof to the Indemnified Party. In such event, the Indemnified Party shall have the right to conduct the defense and to compromise and settle such Third Party Claim, without the prior consent of the Indemnifying Party. Once such dispute has been finally resolved in favor of indemnification by a court or other tribunal of competent jurisdiction or by mutual agreement of the Indemnified Party and Indemnifying Party, the Indemnifying Party shall within ten (10) days of the date of such resolution or agreement, pay to the Indemnified Party all Losses paid or incurred by the Indemnified Party in connection therewith.

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13.2.2.4. In the event that the Indemnifying Party delivers an Indemnification Notice pursuant to which it elects to conduct the defense of the Third Party Claim, the Indemnifying Party shall be entitled to have the exclusive control over the defense of the Third Party Claim and the Indemnified Party will cooperate in good faith with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party. The Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. The Indemnifying Party will not settle the Third Party Claim or cease to defend against any Third Party Claim as to which it has delivered an Indemnification Notice (as to which it has assumed responsibility for the Third Party Claim), without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed; provided, however, such consent may be withheld for any reason if, as a result of such settlement or cessation of defense, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

13.2.2.5. If an Indemnified Party refuses to consent to a bona fide offer of settlement which the Indemnifying Party wishes to accept, which provides for a full release of the Indemnified Party and its affiliates relating to the Third Party Claims underlying the offer of settlement and solely for a monetary payment, the Indemnified Party may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the Indemnified Party. In such an event, the obligation of the Indemnifying Party shall be limited to the amount of the offer of settlement which the Indemnified Party refused to accept plus the reasonable costs and expenses of the Indemnified Party incurred prior to the date the Indemnifying Party notified the Indemnified Party of the offer of settlement.

13.2.2.6. Notwithstanding the above, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third Party Claim (i) if such Third Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement or (ii) that if unsuccessful, would set a precedent that would have a material adverse effect on, the business or financial condition of the Indemnified Party. In the event the Indemnified Party retains control of the Third Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

13.2.3. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

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13.3. Limitations On and Other Matters Regarding Indemnification.

13.3.1. Termination of Indemnification Obligations of STI Subject to Section paragraph 12.2, the obligation of STI to indemnify under ARTICLE 13 hereof shall terminate on the date that is eighteen (18) months following the Closing Date, except as to matters as to which the CSI Indemnified Party has made a claim for indemnification on or prior to such date, in which case the right to indemnification with respect thereto shall survive the expiration of such period until such claim for indemnification is finally resolved and any obligations with respect thereto are fully satisfied.

13.3.2. Termination of Indemnification Obligations of the CSI Subject to paragraph 12.2, the obligation of CSI to indemnify under ARTICLE 13 hereof shall terminate on the date that is eighteen (18) months following the Closing Date, except as to matters as to which any STI Indemnified Party has made a claim for indemnification on or prior to such date, in which case the right to indemnification with respect thereto shall survive such period until such claim for indemnification is finally resolved and any obligations with respect thereto are fully satisfied.

13.4. Indemnity Cushion and Cap.

13.4.1.1. STI shall not have any liability to any CSI Indemnified Party with respect to Losses arising out of any of the matters referred to in ARTICLE 13 until such time as the amount of such liability shall exceed $25,000 in the aggregate.

13.4.1.2. CSI shall not have any liability to any STI Indemnified Party with respect to Losses arising out of any of the matters referred to in ARTICLE 13 until such time as the amount of such liability shall exceed $25,000 in the aggregate.

13.4.2. Limitations.

13.4.2.1. The limitations set forth above shall in no event (a) apply to any Losses incurred by a CSI Indemnified Party which relate, directly or indirectly, to (i) any fraudulent acts committed by STI, or (b) apply to any Losses incurred by a STI Indemnified Party which relate, directly or indirectly, to any fraudulent acts committed by CSI.

ARTICLE 14.

TERMINATION

14.1. Grounds. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned under any of the following circumstances:

14.1.1. At any time (by written notice delivered to the other party) prior to the Closing:

14.1.1.1. By either CSI or STI, if a court of competent jurisdiction or governmental authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and through no failure, delay or fault of or breach by the terminating party, and such order, decree, ruling or other action shall have become final and non-appealable;

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14.1.1.2. At any time by the mutual written consent of both CSI and STI.

14.1.2. Effect.

14.1.2.1. If any of the conditions to the obligations of CSI or of STI have not been satisfied on or prior to the Closing Date, CSI or STI, as the case may be, shall have the right either (i) to terminate this Agreement pursuant to, and with liability allocated as set forth in this ARTICLE, or (ii) to waive and release their respective conditions and to proceed with the Closing and the consummation of the transactions contemplated by this Agreement without liability or further obligation with respect to the nonfulfillment of such condition.

14.1.3. In the event that this Agreement is terminated as permitted, all obligations other than obligations under the Interim Loan or Additional Interim Loan agreement(s) or the Licensing Agreement, of STI and CSI hereunder shall terminate without liability or further obligations.

14.1.4. Notwithstanding the foregoing, any confidentiality agreement entered into by the parties, and any other agreements between the parties that do not expressly provide for their termination, shall survive the termination of this Agreement.

ARTICLE 15.

EXPENSES

Subject to ARTICLE 11 (Sales and Transfer Taxes), whether or not the transactions contemplated hereby are consummated, each of CSI and STI will, except in the case of any breach of the terms and provisions of this Agreement for which either CSI or STI, as the case may be, may be entitled to indemnification under ARTICLE 13 (Indemnification) hereof, pay all of their own respective expenses, income and other taxes and costs (including, without limitation, any commissions, fees, disbursements and expenses of its attorneys, accountants and consultants) incurred by each in negotiating, preparing, closing and carrying out this Agreement and the transactions contemplated hereby and thereby.

ARTICLE 16.

RULES OF CONSTRUCTION AND DEFINITIONS

16.1. Rules of Construction: The following rules of construction apply to this Agreement:

16.1.1. The singular includes the plural and the plural includes the singular; “include” and “including” are not limiting;

16.1.2. “hereby”, “herein”, “hereof”, “hereunder”, “the Agreement”, “this Agreement” or any like words refer to this Agreement;

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16.1.3. A reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder or any law enacted in substitution or replacement therefor;

16.1.4. A reference herein to a Section, Exhibit, Attachment, Appendix or Schedule without further reference is a reference to the relevant Section, Exhibit, Attachment, Appendix or Schedule of this Agreement;

16.1.5. Any right may be exercised at any time and from time to time unless specified otherwise herein;

16.1.6. Any reference to days shall mean calendar days unless specifically noted otherwise.

16.2. Definitions: Unless the context otherwise requires, the capitalized terms used herein shall have the respective meanings set forth in this Section for all purposes hereof.

16.2.1. “Assets”“ shall have the meaning set forth in ARTICLE 3.

16.2.2. “Affiliate” As used in this Agreement, an “affiliate” of any Person, shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person.

16.2.3. “Knowledge” Where any representation and warranty contained in this Agreement is expressly specified by reference to the knowledge of a non-individual party hereto, such term shall be limited to the actual knowledge of the executive officers of such party, as the case may be, and unless otherwise stated, such knowledge that would have been discovered by such executive officers after reasonable due inquiry.

16.2.4. “Material Adverse Effect” or similar phrase, shall mean any material and adverse effect on the Assets.

16.2.5. “Person” “Person” shall mean and include an individual, a company, a joint venture, a corporation (including any non-profit corporation), an estate, an association, a trust, a general or limited partnership, a limited liability company, a limited liability partnership, an unincorporated organization and a government or other department or agency thereof.

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ARTICLE 17.

MISCELLANEOUS

17.1. Notices.

17.1.1. Any notice, request, instruction, consent or other document to be given hereunder by either party hereto to the other party shall be in writing and delivered (a) personally, (b) by telecopy or (c) by a nationally recognized overnight carrier, or (d) by registered or certified mail, return receipt requested, postage prepaid, as follows:

If to the CSI:	Cyber Safety, Inc.
Attn: Daniel DelGiorno, President
3880 Veterans Memorial Hwy., Ste. 201
Bohemia, NY 11716
ddelgiorno@advancedcybersecurity.com
Fax: 631-913-0450

If to the STI:	StrikeForce Technologies, Inc.
Attn: Mark L. Kay, Chief Executive Officer
1090 King Georges Post Road, Ste. 603
Edison, NJ 08837
marklkay@strikeforcetech.com
Fax: 732-661-9647

or at such other address for a party as shall be specified in writing by that party.

17.1.2. Notices shall be deemed received the same day (when delivered personally, by telecopy/facsimile or by email with receipt confirmation), the next business day (when delivered by overnight carrier) or five (5) days after mailing (when sent by registered or certified mail).

17.2. Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof.

17.3. Captions. The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement, nor affect in any way the meaning of the terms and provisions hereof.

17.4. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that this Agreement may not be assigned by any party without the express written consent of the other party hereto.

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17.5. Enforceability. If any provision of this Agreement as applied to any party or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. The parties intend this Agreement to be enforced as written. If any such provision, or part thereof, however, is held to be unenforceable because of the duration thereof or the area covered thereby, STI and CSI agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete the specific words or phrases, and in its amended form such provision shall then be enforceable and shall be enforced. If any provision of this Agreement shall otherwise finally be determined to be unlawful, then such provision shall be deemed to be severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

17.6. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall for all purposes be deemed to be an original and all of which shall constitute one and the same agreement. A signature to this Agreement delivered by telecopy/facsimile, email or other artificial means shall be deemed valid.

17.7. Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto (including, without limitation, the validity or enforcement of this Agreement), shall be governed by the laws of the State of New York without regard to any conflicts or choice of laws provisions of the State of New York that would result in the application of the law of any other jurisdiction.

17.8. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against either party.

17.9. Public Announcements. CSI and STI shall agree on the terms of the press releases to be issued upon the execution of this Agreement and shall consult with each other before issuing any other press releases with respect to this Agreement and the transactions contemplated hereby, including without limitation, any termination of this Agreement for any reason.

17.10. Miscellaneous. As used in this Agreement, the Schedules and the Exhibits and as required by the context: the singular and plural shall be deemed to include each other and each gender, to include all genders; the terms herein, hereof, and hereunder or other similar terms refer to this Agreement, in which they appear as a whole and not only to the particular sentence, paragraph, subsection or section in which any such term is used except as expressly more specifically limited; and words and phrases defined in this Agreement have the same meaning in the Schedules, Exhibits unless specifically provided to the contrary in any thereof.

17.11. Entire Agreement; Amendment. Except as set forth herein, this Agreement, including all Schedules and Exhibits hereto constitute the sole understanding of the parties with respect to the matters contemplated hereby and thereby and supersedes and renders null and void all other prior agreements and understandings between the parties with respect to such matters. No amendment, modification or alteration of the terms or provisions of this Agreement, including all Schedules and Exhibits hereto, shall be binding unless the same shall be in writing and duly executed by the party against whom such would apply.

17.12. Legal Fees. In the event legal action is instituted to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and all costs incurred.

STI and CSI each further agrees to execute and deliver each to the other from time to time any and all necessary and/or appropriate documents consistent with the intent of this Agreement.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered by its duly authorized representatives as of the date first written above.

CYBER SAFETY, INC.		STRIKEFORCE TECHNOLOGIES, INC.

By:	/s/ Daniel DelGiorno	By:	/s/ Mark L. Kay
	Daniel DelGiorno		Mark L. Kay
	President		President

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Exhibit 3.1.1.5 Assigned Licenses

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Exhibit 3.1.1.6 Tangible Property

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Exhibit 3.1.1.7 Intangible Property

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Exhibit 3.1.2.1 Asset Assignment and Assignment Document

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Exhibit 3.1.3 Asset Purchase Promissory Note

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Exhibit 5.8.7 Infringing Parties

(Known possible infringing parties)

IBMff and Trusteer

Zanana

Spyshelter

Keyscrambler

Kaspersky

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